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                            EMPLOYMENT AGREEMENT

     This agreement ("Agreement") made as of the 4th day of September, 1996 between Micro Warehouse, Inc., a Delaware corporation (hereinafter referred to as the "Employer" or the "Company"), with its principal place of business at 535 Connecticut Avenue, Norwalk, Connecticut 06854, and Linwood A. Lacy, Jr. whose address is 2304 Cranborne Road, Midlothian, Virginia 23113 (hereinafter referred to as "Employee").

     WHEREAS, the parties hereto entered into a consulting arrangement on or about August 1, 1996 and, for good and valuable consideration, they are now terminating the same and entering into this Employment Agreement which shall represent the entire agreement between the parties with respect to the subject matter herein.

     1. EMPLOYMENT. The Company hereby employs Employee, and Employee agrees to serve the Company, commencing as of October 14, 1996, on the terms and conditions set forth below.

     2. DUTIES. During the Period of Employment (as hereinafter defined), the Company shall employ Employee as President and Chief Executive Officer. The Employee shall be responsible for the general supervision, direction and control of the business and affairs of the Company and shall work in cooperation with the Chairman and Board of Directors to perform such duties as are consistent with those of President and Chief Executive Officer. The precise responsibilities of Employee may be revised from time to time provided the same do not materially

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affect Employee's executive position.  In furtherance of the foregoing, Employee hereby agrees to perform his duties faithfully. During the Period of Employment and except for vacations in accordance herewith and absences due to temporary illness, Employee shall devote all of his available business time and energies during normal business hours to the business of the Company. Subject to the reasonable review and concurrence of the Board of Directors, the Employee shall be permitted to participate as a board member of other publicly traded and privately held companies provided said participation does not interfere with the discharge of the Employee's duties or obligations hereunder.

     3. TERM. The Company shall retain Employee and Employee shall accept employment by the Company for a term commencing October 14, 1996 and ending December 31, 2000 (the "Period of Employment"). At least one (1) year prior to the expiration of the Period of Employment, each party will inform the other of its or his intentions with respect to extending the term beyond the Period of Employment; it being understood, however, that neither party shall be obligated beyond the Period of Employment unless by mutual agreement. If the parties mutually agree to extend the Period of Employment after any initial mutually agreed extended period it shall continue thereafter to be renewed automatically for additional one-year terms unless one or the other chooses not to renew. In such successive one-year terms, each party shall inform the other of its intentions with respect to any possible further renewal at least 90 days prior to the expiration of the same.

     4.   COMPENSATION.

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     (A)  BASE SALARY.  For all services rendered by the Employee under this
Agreement, the Company shall pay to him a minimum "Base Salary" at the rate of Five Hundred Thirteen Thousand Nine Hundred and 00/100 ($513,900.00) Dollars per annum during the Period of Employment payable in at least equal monthly installments. The term "Base Salary" shall mean regular cash compensation paid on a periodic basis exclusive of benefits, bonuses or incentive payments. The Base Salary for the year commencing January 1, 1997 shall be increased by any cost of living increase reported by the U.S. Department of Labor for the year January 1, 1996 through December 31, 1996. Effective December, 1997, the Base Salary shall be subject to an annual review with the proviso that the Company may not reduce the same but shall not be obligated to increase the same except in its discretion.

     (B) BONUS. On or about February 1, 1997, the Company shall pay the Employee a bonus in the amount of Eighty Thousand Three Hundred Dollars ($80,300.00).

     (C) ANNUAL INCENTIVE COMPENSATION. In addition to Base Salary, the Employee shall be eligible to receive annual incentive compensation ("Incentive Compensation") as set forth below, which amount of Incentive Compensation shall not exceed One Hundred Fifty Percent (150%) of Base Salary in any one year.

          (i) Prior to January 1 of each year that this Agreement remains in effect, the Board of Directors and the Employee shall mutually agree upon and establish a plan (the "Incentive Plan") describing anticipated results of operations for the coming fiscal year which Incentive Plan shall contain financial goals (hereinafter "Targets") and other goals (hereinafter

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"Other Goals").  The Incentive Plan shall be determined in the sole discretion of the Board and the Employee and may vary from year to year. The Incentive Plan shall be memorialized and a copy of the same shall be provided to the Company's Certified Public Accountants (CPAs). Subsequent to the conclusion of the year the CPAs shall compare the actual results of operations for said year to the Incentive Plan.

     The Incentive Plan shall set forth a target bonus amount, One Hundred Percent (100%) of which shall be payable for accomplishing One Hundred Percent (100%) of Targets and Other Goals which amount shall be Seventy-Five Percent (75%) of Base Salary (hereinafter "Target Bonus Amount") for the year ending December 31, 1997. The Board of Directors can modify upward the Target Bonus Amount as part of the salary review process for years subsequent to 1997. The actual amount, if any, of Incentive Compensation to which the Employee may be entitled shall range on a linear basis from Fifty Percent (50%) of Target Bonus Amount if Eighty Percent (80%) of Targets are achieved to a maximum of One Hundred Fifty Percent (150%) of Target Bonus Amount if One Hundred Twenty Percent (120%) of Targets are achieved. Sixty Percent (60%) of Incentive Compensation as determined shall be automatically due and payable to the Employee based on the level of accomplishment of Targets and the remaining Forty Percent (40%) shall be payable as determined by the Board of Directors based upon the accomplishment of Other Goals. No Incentive Compensation shall be paid if less than Eighty Percent (80%) of Targets are achieved.

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     By way of example, if Base Salary is Five Hundred Thirteen Thousand Nine
Hundred Dollars ($513,900.00), One Hundred Percent (100%) of Target Bonus Amount at accomplishment of One Hundred Percent (100%) of Targets and Other Goals shall be Three Hundred Eighty-Five Thousand Four Hundred Twenty-Five Dollars ($385,425.00). If the Company achieves Eighty Percent (80%) of Targets, Target Bonus Amount shall be One Hundred Ninety-Two Thousand Seven Hundred Twelve and 50/100 Dollars ($192,712.50) (i.e., .5 x $385,425.00) and One Hundred Fifteen
Thousand Six Hundred Twenty-Seven and 50/100 Dollars ($115,627.50) (i.e., .6 x $192,712.50) shall be automatically due and payable to the Employee with up to the full balance of Seventy-Seven Thousand Eighty-Five Dollars ($77,085.00) (i.e., .4 x $192,712.50) payable upon the achievement of Other Goals.

     By way of further example: If Base Salary is Five Hundred Thirteen Thousand Nine Hundred Dollars ($513,900.00), One Hundred Percent (100%) of Target Bonus Amount at accomplishment of One Hundred Percent (100%) of Targets and Other Goals shall be Three Hundred Eighty-Five Thousand Four Hundred Twenty-Five Dollars ($385,425.00). Further, if the Company achieves One Hundred Ten Percent (110%) of Targets, Target Bonus Amount shall be Four Hundred Eighty-One Thousand Seven Hundred Eighty-One and 25/100 Dollars ($481,781.25) (i.e., 1.25 x $385,425.00) and Two Hundred Eighty-Nine Thousand Sixty-Eight and 75/100 Dollars ($289,068.75) (i.e., .6 x $482,781.25) shall be automatically due and payable to the Employee with up to the full balance of One Hundred Ninety-Two Thousand Seven

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Hundred Twelve and 50/100 ($192,712.50) (i.e., .4 x $481,781.25) payable upon the achievement of Other Goals.

          (ii) Incentive Compensation shall be paid to Employee as soon as practicable after the CPAs determine the amounts, if any, which are due the Employee.

     (D) SPECIAL INCENTIVE COMPENSATION. Prior to December 31, 1997 the Company and Employee shall mutually establish and agree upon a Special Incentive Compensation Program specifically defining performance targets and criteria for the year commencing January 1, 1998. The Target Bonus Amount for this Special Incentive Compensation program shall be Twenty-Five Percent (25%) of the Stock Purchase Loan amount described in paragraph 5 hereinbelow. If the Company achieves mutually established and agreed goals in calendar 1998, the payment of Stock Incentive Compensation pursuant to this paragraph otherwise due the Employee shall, to the extent of the same, be credited to forgive the principal balance due on the fifth anniversary date of this Agreement.

     (E)  INCENTIVE STOCK OPTIONS.

          (i) Upon execution of this Agreement the Company shall grant to the Employee options to purchase Five Hundred Thousand (500,000) common shares at an exercise price of Twenty-Five Dollars ($25.00) per share at least Four Thousand (4,000) of which shall be "qualified" stock options. Said options shall vest at the rate of Twenty-Five Percent (25%) per year commencing October 14, 1997.

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          (ii)  As an incentive and inducement to the Employee to remain in the employ of the Company and devote his best efforts to the affairs of the Company, the Employee shall receive at the end of each year an option to purchase a minimum of 40,000 and a maximum of 50,000 shares of common stock of the Company, the exact number, terms and option price of which shall be determined yearly by the Stock Option Committee of the Board of Directors. The options set forth herein shall be granted to the Employee pursuant to the Company's 1994 Stock Option Plan and the Employee shall be subject to the terms and conditions set forth therein.

     5. STOCK PURCHASE LOAN. Upon execution of this Agreement the Company shall cause to be loaned to the Employee that amount sufficient to permit the Employee to acquire Fifty Thousand (50,000) of the Company's common shares from the Company. The loan shall be secured by a pledge of said shares and shall be repayable, if not sooner, five (5) years from the date hereof (subject to the further conditions of this paragraph). Interest only at the annual rate of 6.73% shall be due semi-annually. Provided the Employee is in the employ of the Company at the anniversary dates indicated, the Company shall forgive Twenty-Five Percent (25%) of the principal balance due on each of the second, third, fourth and fifth anniversary dates of this Agreement. In the event that the Employee re-pays any portion of said loan (other than by loan forgiveness pursuant to this Agreement) the Company shall pay to the Employee additional compensation in the amount of any such re-payment on each anniversary date when loan forgiveness would otherwise have occurred. If the employment relationship has terminated the

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principal balance still due and any accrued interest thereon shall be payable within ninety (90) days of the date of said termination.

     6. BUSINESS EXPENSES. During the Period of Employment, the Company agrees to reimburse Employee for reasonable and necessary expenses incurred by him in connection with the performance of his duties hereunder. Employee shall submit vouchers, invoices and such other documentation in accordance with the Company's general policy with respect thereto.

     7. BENEFITS. During the Period of Employment, the Company will provide or, as necessary, reimburse Employee with or for the following benefits:

     (A) ORDINARY INSURANCE. Medical, dental and hospitalization insurance and short-term disability coverage for himself and his dependents, to the extent provided generally to the senior employees of the Company.

     (B)  LIFE AND PERMANENT DISABILITY INSURANCE.

          (i) Term life insurance in the principal face amount of One Million Dollars ($1,000,000) insuring the life of the Employee. In this connection the Employee is not aware of any circumstances which might require that the same be obtained at other than standard rates.

          (ii) Permanent disability insurance in the amount of One Million Dollars ($1,000,000.00) insuring the Employee, the benefits of which shall be payable to the Employee as and when received.

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     (C)  VACATIONS.  Employee shall be entitled to four (4) weeks paid vacation per year, the scheduling of which shall be in accordance with the general policies and practices of the Company with respect thereto.

     8. DEATH OR PERMANENT DISABILITY. In the event of the death or Permanent Disability ("Permanent Disability" being defined as an illness which will prevent the Employee from performing his duties for a period of six consecutive months or nine out of any consecutive twelve months) prior to the expiration of the Period of Employment, his employment shall be deemed to cease as of the end of the month of the date of his death or Permanent Disability and this Agreement shall terminate forthwith and all rights under it shall expire, except that Employee or Employee's estate shall be entitled to receive Base Salary for a period of six (6) months from the date of death or Permanent Disability plus the pro rata amount of Incentive Compensation which would have been due the Employee pursuant to paragraph 4(C) hereinabove for the period January 1 of said year through the date of death or Permanent Disability. Said Base Salary shall be paid at the time it would regularly be paid. Said Incentive Compensation shall be paid as soon as practicable after a determination of the amount due is made by the Company's CPAs.

     Additionally, any options eligible to vest within twelve months of the date of death or Permanent Disability shall be deemed accelerated and fully vested as of the date of death or Permanent Disability subject to the further terms and conditions of the Stock Option Plan pursuant to which the same were granted.

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     9.   CONFIDENTIAL INFORMATION.  Employee acknowledges that the Company would be damaged if Employee's knowledge with respect to the business of the Company were disclosed to or utilized by parties other than the Company. Accordingly, Employee covenants and agrees that he will not disclose any presently known or hereafter acquired confidential or proprietary information of the Company or its business to any person, firm, corporation or other entity. For the purposes of this paragraph, the term "confidential or proprietary information" shall mean all information which is currently known to or hereafter acquired by Employee and relates to such matters as customer mailing lists, pricing and credit techniques, marketing techniques, research and development activities, sources of product, lists of magazines or other publications containing advertising of the Company and other confidential or restricted information which is not in the public domain. Confidential or proprietary information shall not be deemed to include information released generally to the public by the Company or others, information required by law to be disclosed or information learned by the Employee from third parties without restrictions on disclosure provided the same would not, if released, damage the Company. The provisions of this paragraph shall survive the termination of this Agreement.

     10.  COVENANT NOT TO COMPETE.

     (A) The Employee hereby covenants and agrees that from the date hereof until eighteen (18) months after the termination of the Period of Employment or the actual date of termination in the event of early termination in the event this Agreement is renewed (the "Non-Compete Period") for the consideration set forth in paragraph 10(B) hereinbelow, he shall not, directly or

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indirectly, own, operate, manage, join, control, participate in the ownership, management, operation or control of, or be paid or employed by, or acquire any securities of, or otherwise become associated with or provide assistance to, as an employee, consultant, director, officer, shareholder, partner, agent, associate, principal, representative or in any other capacity, any business entity or activity which is directly or indirectly a "Competitive Business" (as hereinafter defined); provided, however, that the foregoing shall not prevent the Employee from (a) performing services for a Competitive Business if such Competitive Business is also engaged in other lines of business and if the Employee's services are restricted to employment in such other lines of business; or (b) acquiring the securities of or an interest in any Competitive Business, provided such ownership of securities or interests represents at the time of such acquisition, but including any previously held ownership interests, less than two percent (2%) of any class or type of securities of, or interest in, such Business. The term "Competitive Business" shall mean and include any business or activity that is substantially the same as any business or activity then conducted by the Company, regardless of where such Competitive Business is located.

     (B) The Employee's Covenant Not to Compete shall be in consideration for the Company's payment to the Employee of 1.375 times the Employee's Base Salary in effect on the day prior to the commencement of the Non-Compete Period for said 18 month period which shall be payable in at least equal monthly installments at said rate.

     (C) In the event that the Company commences any business and an effect of the Company's engaging in such business would be that Employee would then be in breach of

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covenant not to compete under the Agreement dated June 1, 1996 with Ingram
Industries and Ingram Micro, Inc., Employee shall have the right to terminate this Agreement for cause pursuant to Paragraph 12(D)(ii) hereinbelow.

     11. COVENANT NOT TO SOLICIT. Unless the Employee has obtained the prior written consent of the Company, he hereby covenants and agrees that, from the date hereof until the expiration of the Non-Compete Period, he shall not, for or on behalf of a Competitive Business, directly or indirectly, as owner, officer, director, stockholder, partner, associate, consultant, manager, advisor, representative, employee, agent creditor or otherwise, attempt to solicit or in any other way disturb or service any person, firm or corporation that has been a customer account of the Company at any time or times prior to the termination of the Period of Employment, whether or not he at any time had any direct or indirect account responsibility for, or contact with, such customer account.

     12. TERMINATION. In addition to termination for death or Permanent Disability pursuant to paragraph 8, the employment of the Employee by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

     (A) TERMINATION UPON PRIOR NOTICE. The Company may terminate this Agreement by giving the Employee ninety (90) days prior written notice.

     (B) EMPLOYEE TERMINATION FOR CAUSE. At the election of the Company, it may immediately upon written notice by the Company to the Employee terminate the Employee for cause. For the purposes of this paragraph, cause for termination shall be deemed to exist upon (i)

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a good faith finding by the Company of a willful failure or refusal of the
Employee to perform assigned duties for the Company of which he has knowledge, or the commission of any other willful or grossly negligent action with the intent to injure the Company; (ii) any material breach of any material provision of this Agreement by the Employee if the Employee fails to correct such breach (or to take substantial steps to correct such breach) within ten (10) days after receiving written notice thereof; or (iii) the conviction of the Employee of, or the entry of a plea of guilty or nolo contendere by the Employee to, a crime involving an act of fraud or embezzlement against the Company or the conviction of the Employee of, or the entry of a plea of guilty or nolo contendere by the Employee to, any felony involving moral turpitude. Notwithstanding the foregoing, the Company shall not terminate the Employee for cause pursuant to this paragraph unless and until there shall have been delivered to the Employee a copy of a resolution, duly adopted by the affirmative vote of the Board of Directors at a meeting called and held after reasonable notice to the Employee and an opportunity for the Employee, together with his counsel, to be heard before the Board of Directors, finding that in the good faith opinion of the Board of Directors the Employee is guilty of conduct set forth in subparagraphs
(i) and (ii) of this paragraph and specifying the particulars thereof in reasonable detail.

     (C) EMPLOYEE'S ELECTION FOR CAUSE. At the election of the Employee, he may terminate his employment for cause immediately upon written notice by Employee to the Company. For purposes of this paragraph, cause for termination shall be deemed to exist upon (i) a material failure by the Company to continue the Employee's participation in any bonus, compensation or

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other benefit plan in which the Employee is entitled to participate pursuant hereto or the taking by the Company of any action which would directly or indirectly materially reduce his participation therein; or (ii) a material breach of any provision of this Agreement by the Company, or any breach of any provision of this Agreement by the Company, whether or not material, if such breach is not corrected (or substantial steps have not been taken to correct such breach) within thirty (30) days after the Board received written notice thereof.

     (D)  EFFECT OF TERMINATION.

          (i) TERMINATION BY THE COMPANY FOR CAUSE. In the event the Employee's employment is terminated for cause pursuant to paragraph 12(B)(i) or
(ii), the Company shall pay to the Employee the Base Salary and Incentive Compensation due, if any, under paragraph 4, on a pro rata basis to the date of termination at the time such Base Salary and Incentive Compensation would regularly be paid and benefits otherwise payable to him hereunder all through the last day of his actual employment by the Company.

          (ii) TERMINATION AT THE ELECTION OF THE COMPANY WITHOUT CAUSE OR AT THE ELECTION OF THE EMPLOYEE FOR CAUSE. In the event that the Employee's employment is terminated without cause by the Company pursuant to paragraph 12(A) or with cause by the Employee pursuant to paragraph 12(C), then, following the occurrence of such event, the Company shall pay to the Employee the Incentive Compensation due, if any, under paragraph 4 hereof, on a pro rata basis to the date of termination and shall continue to pay to Employee 1.375 times his Base Salary in effect on the day prior to termination for the 18 months subsequent to said termination in at least

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equal monthly installments at said rate.  During said period, the Employee shall continue to be bound by his Covenant Not to Compete.

     13. BUSINESS COMBINATION. For purposes of this paragraph, a "Business Combination" shall mean the merger or consolidation of the Company with, the sale of all or substantially all the assets of the Company to any person or entity not affiliated with the Company as of the date of this Agreement. If, during the term of this Agreement, there shall occur, with or without the consent of the Company, a Business Combination Employee shall have the option to terminate this Agreement pursuant to paragraph 12(D)(ii) hereinabove on thirty
(30) days notice provided that the surviving entity in a merger or consolidation may require the Employee to continue discharging his responsibilities during a transition period subsequent to the consummation of the merger or consolidation. Additionally, all of the Employee's unvested stock options shall be immediately accelerated and become fully vested.

     14. NOTICES. All notices, elections, demands or other communications required or permitted to be made or given pursuant to this Agreement shall be in writing and shall be considered properly given or made if sent by Telecopier, Telex, courier service or certified mail, return receipt requested and addressed to the parties at the respective addresses specified below. Either party may change its address by giving notice in writing pursuant to this paragraph to the other of its new address.

To the Company:     Mr. Peter Godfrey
                    Micro Warehouse, Inc.
                    535 Connecticut Avenue
                    Norwalk, Connecticut  06854

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To Employee:        Mr. Linwood A. Lacy, Jr.
                    2304 Cranborne Road
                    Midlothian, Virginia 23113


     15. ARBITRATION. Any controversy, claim or breach (except those relating to monetary damages) arising out of or relating to this Agreement shall be submitted for settlement to an arbitrator agreed upon by the parties. The decision of such arbitrator shall be final and binding on the parties. If the parties cannot agree upon an arbitrator, the controversy, claim or breach shall be referred to the American Arbitration Association with a request that an arbitrator be appointed pursuant to the rules of said Association. Such arbitration shall be held in New Haven, Connecticut, in accordance with the rules and practices of the American Arbitration Association pertaining to single-party arbitration then in effect, and the judgement upon the award rendered shall be entered by consent in any court having jurisdiction thereof.

     16. ENTIRE AGREEMENT. This Agreement constitutes the full and complete understanding and agreement of the parties. Neither party has relied upon any representation of the other not set forth herein. This Agreement may not be changed orally but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

     17. BINDING EFFECT. This Agreement shall be binding upon and accrue to the benefit of the parties hereto, their heirs, executors, administrators and successors.

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     18.  GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut without regard to its principles with respect to conflicts of law.

     19. COUNSEL FEES. Except as set forth herein the parties hereto shall bear their own fees, costs and expenses incurred in connection with this Agreement. If either party is required to bring suit or otherwise seek enforcement of its or his rights in connection with the same, the prevailing party in such action or proceeding shall be entitled to recover counsel fees incurred in such action or proceeding. The Employee shall be reimbursed in an amount not to exceed Two Thousand Dollars ($2,000.00) for legal fees and costs incurred in connection with the review of this Agreement by his own counsel.

     IN WITNESS WHEREOF, the parties hereto have affixed their signatures on the day and year first above written.

                                        EMPLOYER:
                                        MICRO WAREHOUSE, INC.


                                        By:   /Peter Godfrey/
                                           --------------------------------
                                           Peter Godfrey


                                        EMPLOYEE:


                                          /Linwood A. Lacy, Jr./
                                        -------------------------------------
                                        Linwood A. Lacy, Jr.


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